EXHIBIT 5.1.10

KELLY HART & HALLMAN LLP

201 Main Street, Suite 2500

Fort Worth, Texas 76102

August 5, 2008

XTO Energy Inc.

810 Houston Street, Suite 2000

Fort Worth, Texas 76102

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This firm has acted as counsel to XTO Energy Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3, File No. 333-135136 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the offer and sale from time to time by the Company of an indeterminate amount of (i) senior debt securities of the Company and (ii) common stock, par value $0.01 per share, of the Company. The opinion set forth below pertains to the offer and sale of up to $250,000,000 of the Company’s 5.00% Senior Notes due 2010 (the “2010 Notes”), $500,000,000 of the Company’s 5.75% Senior Notes due 2013 (the “2013 Notes”), $1,000,000,000 of the Company’s 6.50% Senior Notes due 2018 (the “2018 Notes”) and $500,000,000 of the Company’s 6.75% Senior Notes due 2037 (the “2037 Notes”).

In connection with this opinion, we have made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation other than the Company were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The issuance of the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2037 Notes has been duly authorized and, upon the due execution, authentication and delivery of the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2037 Notes in accordance with the terms of the Indenture and the Third Supplemental Indenture governing the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2037 Notes, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (collectively, the “Indenture”), against payment therefor in accordance with the terms and conditions set forth in the prospectus supplement constituting a part of the Registration Statement, the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2037 Notes will be validly issued.

XTO Energy Inc.

August 5, 2008

2. Upon the due execution, authentication and delivery of the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2037 Notes in accordance with the terms of the Indenture against payment therefor in accordance with the terms and conditions set forth in the prospectus supplement constituting a part of the Registration Statement, the 2010 Notes, the 2013 Notes, the 2018 Notes and the 2038 Notes will constitute enforceable obligations of the Company in accordance with their respective terms, except (a) as such enforceability is limited by applicable bankruptcy, insolvency, fraudulent conveyance and other debtor relief laws of general applicability and (b) that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

This opinion is further limited and qualified in all respects as follows:

This opinion is specifically limited to matters of the existing laws of the United States of America and the General Corporation Law of the State of Delaware, and, with respect to the opinion in numbered paragraph 1 relating to provisions of the Indenture and the opinion in numbered paragraph 2 relating to the enforceability of the 2010 Notes, 2013 Notes, the 2018 Notes and the 2038 Notes, to the existing laws of the State of New York. Except as expressly stated in the foregoing sentence, we express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Validity of the Offered Notes” in the prospectus supplement constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully Submitted,

/s/ Kelly Hart & Hallman
KELLY HART & HALLMAN LLP